Exhibit 23.3
February 23, 2007
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, Co. 80401
Gentlemen:
Practical Mining LLC (“Practical”) does hereby consent to the use of our report on the Feasibility Study of CR Briggs Gold Project (underground) dated February 2, 2007 (the “Report”), by Canyon Resources Corporation (the “Company”), as the Report is referenced in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Practical further consents to the incorporation by reference of our Report in the Company’s Registration Statements on Forms S-8 (No. 333-135751 & No. 333-120534), Forms S-1 (No. 333-135749 & No. 333-130692) and Form S-3 No. 333-110252.
Sincerely,
PRACTICAL MINING LLC

/s/ Mark Odell P. E.
Mark Odell P. E.
Principal